Richard R. Verma rejoins Mastercard to oversee Law, Government Affairs & Policy and Franchise, Tim Murphy named Vice Chair

Purchase, N.Y. – February 26, 2025 – Mastercard today appointed Tim Murphy as Vice Chair. Murphy, who has served as Chief Administrative Officer since 2021, will build on his career with the company to oversee a range of strategically important initiatives, including the company’s relationships with global regulators.

As Murphy is elevated to this new role, Richard R. Verma returns to Mastercard as Chief Administrative Officer to oversee the company's Law, Government Affairs & Policy, Franchise, Corporate Security, Inclusion & Belonging and Transformation, Risk & Operations (TRO) functions. He will also join the Executive Leadership Team and Management Committee.

Both positions are effective May 1 and will report to Michael Miebach, Mastercard’s CEO.

"Tim has played an instrumental role at Mastercard for more than two decades. He has guided and counseled so many of our teams as we evolved many parts of the business – from advancing our legal and regulatory affairs to shaping our inclusion strategy. In each role, Tim has been instrumental in embedding our values into every aspect of our business,” said Miebach.

Murphy originally joined Mastercard in 2000 and thereafter became one of the lead lawyers for the company’s initial public offering. Throughout his tenure, he has blended business and legal insights to accelerate the company’s performance and growth, serving at different times as President of the U.S. region, Chief Product Officer, General Counsel and Chief Administrative Officer, in addition to several other roles.

"I am delighted to welcome Rich back to Mastercard. He has had a unique view on the topics impacting people and economies across the globe. Our business and our customers will benefit from his extensive experience and leadership in many ways,” added Miebach.

Verma most recently served as the U.S. Deputy Secretary of State for Management and Resources. In this role, he was Chief Operating Officer of the department, leading the department’s efforts on modernization, workforce and strategic issues.  Prior to his earlier tenure at Mastercard as the Chief Legal Officer and Head of Global Public Policy (2020-2023), Verma served as the U.S. Ambassador to India, Assistant Secretary of State for Legislative Affairs, and National Security Advisor to the Senate Majority Leader. He is a veteran of the U.S. Air Force, and the recipient of numerous military awards and civilian decorations.

About Mastercard www.mastercard.com
Mastercard powers economies and empowers people in 200+ countries and territories worldwide. Together with our customers, we’re building a sustainable economy where everyone can prosper. We support a wide range of digital payments choices, making transactions secure, simple, smart and accessible. Our technology and innovation, partnerships and networks combine to deliver a unique set of products and services that help people, businesses and governments realize their greatest potential.

Contacts:
Investor Relations: Jud Staniar, investor.relations@mastercard.com, 914-249-4565
Communications: Seth Eisen, seth.eisen@mastercard.com, 914-249-3153